Exhibit 99.1

SUPERCONDUCTOR TECHNOLOGIES ANNOUNCES REGISTERED DIRECT OFFERING PRICED AT-THE-MARKET

Austin, Texas – March 7, 2018 – (GLOBE NEWSWIRE) — Superconductor Technologies Inc. (STI) (Nasdaq:SCON), announced that it has entered into a definitive purchase agreement with an institutional investor to purchase in a registered direct offering priced at-the-market 1,581,000 registered shares of its common stock (or common stock equivalent) at a purchase price of $1.265 per share. Additionally, for each share of common stock (or common stock equivalent) purchased, the investor will receive an unregistered warrant to purchase up to 1,581,000 shares of common stock. The warrants have an exercise price of $1.14 per share, shall be exercisable immediately following the issuance date of the warrants and will expire 5.5 years from the issuance date.

H.C. Wainwright & Co. is acting as the exclusive placement agent in connection with this offering.

The gross proceeds of this offering is expected to be approximately $2.0 million, before deducting placement agent’s fee and offering expenses. The closing of the offering is expected to take place on or about March 9, 2018, subject to the satisfaction of customary closing conditions.

The shares described above (but not the warrants or the shares underlying the warrants) are being offered pursuant to a “shelf” registration statement (File No. 333-202702) which became effective on March 19, 2015. Such shares may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. The Company will file a prospectus supplement and the accompanying base prospectus with the SEC relating to such shares. When available, copies of the prospectus supplement and the accompanying base prospectus may be obtained at the SEC’s website at http://www.sec.gov, or by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10022, by telephone at (646) 975-6996 or by email at placements@hcwco.com.

The warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock issuable upon their exercise, have not been registered under the Act, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Superconductor Technologies Inc. (STI)

Superconductor Technologies Inc. is a global leader in superconducting innovation. Its Conductus® superconducting wire platform offers high performance, cost-effective and scalable superconducting wire. With 100 times the current carrying capacity of conventional copper and aluminum, superconducting wire offers zero resistance with extreme high current density. This provides a significant benefit for electric power transmission and also enables much smaller or more powerful magnets for motors, generators, energy storage and medical equipment. Since 1987, STI has led innovation in HTS materials, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than 20 years STI utilized its unique HTS manufacturing process for solutions to maximize capacity utilization and coverage for Tier 1 telecommunications operators. Headquartered in Austin, TX, Superconductor Technologies Inc.’s common stock is listed on the NASDAQ Capital Market under the ticker symbol “SCON.” For more information about STI, please visit http://www.suptech.com.

Safe Harbor Statement

Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include, but are not limited to: our expectation regarding the closing of the offering, our limited cash and a history of losses; our need to materially grow our revenues from commercial operations and/or to raise additional capital (which financing may not be available on acceptable terms or at all) in the very near future, before cash reserves are depleted (which reserves, prior to the closing of this offering, are expected to be sufficient through the first quarter of 2018), to implement our current business plan and maintain our viability; the performance and use of our equipment to produce wire in accordance with our timetable; overcoming technical challenges in attaining milestones to develop and manufacture commercial lengths of our HTS wire; the possibility of delays in customer evaluation and acceptance of our HTS wire; the limited number of potential customers and customer pressures on the selling prices of our products; the limited number of suppliers for some of our components and our HTS wire; there being no significant backlog from quarter to quarter; our market being characterized by rapidly advancing technology; the impact of competitive products, technologies and pricing; manufacturing capacity constraints and difficulties; the impact of any financing activity on the level of our stock price; the dilutive impact of any issuances of securities to raise capital; the steps required to maintain the listing of our common stock with a U.S. national securities exchange and the impact on the liquidity and trading price of our common stock if we fail to maintain such listing; the cost and uncertainty from compliance with environmental regulations; and local, regional, and national and international economic conditions and events and the impact they may have on us and our customers.

Forward-looking statements can be affected by many other factors, including, those described in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of STI’s Annual Report on Form 10-K for the year ended December 31, 2016 and in STI’s other public filings. These documents are available online at STI’s website, www.suptech.com, or through the SEC’s website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Investor Relations Contact

Cathy Mattison or Kirsten Chapman

LHA         +1-415-433-3777                 invest@suptech.com